EXHIBIT 10.17

MERCK & CO., INC.
2010 NON-EMPLOYEE DIRECTORS
STOCK OPTION PLAN
(Effective December 1, 2010)

2010 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
     The 2010 Non-Employee Directors Stock Option Plan (the “Plan”) is established and is maintained to attract, retain and compensate for service as members of the Board of Directors of Merck & Co., Inc. (the “Company” or “Merck”) highly qualified individuals who are not current or former employees of the Company and to enable them to increase their ownership in the Company’s Common Stock. The Plan will be beneficial to the Company and its stockholders since it will allow these Directors to have a greater personal financial stake in the Company through the ownership of Company stock, in addition to underscoring their common interest with stockholders in increasing the value of the Company stock longer term.
1.	Eligibility
All members of the Company’s Board of Directors who are not current or former employees of the Company or any of its subsidiaries (“Non-Employee Directors”) shall participate in this Plan.

2.	Awards
Only nonqualified stock options to purchase shares of Merck Common Stock (“NQSOs”) and Restricted Stock Grants (collectively, “Incentives”) may be granted under this Plan.

3.	Shares Available
a)	Number of Shares Available: There is hereby reserved for issuance under this Plan 1 million shares of Merck Common Stock, which may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

b)	Recapitalization Adjustment: In the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary cash dividend, combination of shares, merger, consolidation, rights offering or other similar change in the capital structure or shares of the Company, adjustments in the number and kind of shares authorized by this Plan, in the number and kind of shares covered by Incentives, and in the option price of outstanding NQSOs under, this Plan shall be made if, and in the same manner as, such adjustments are made to incentives issued under the 2007 Incentive Stock Plan for Merck Sharp & Dohme and the Merck & Co., Inc. 2010 Incentive Stock Plan after the Company shareholders approve such plan (the “ISP”) subject to any required action by the Board of Directors or the stockholders of the Company and compliance with applicable securities laws.
4.	Annual Grant of Nonqualified Stock Options
Each year prior to January 1, 2011, each individual elected, reelected or continuing as a Non-Employee Director shall automatically receive an NQSO to purchase 5,000 shares of Merck Common Stock or such other amount as may be determined by the Board from time to time. The grant shall be made on the third business day after the first public announcement of the Company’s quarterly earnings that occurs after the Company’s Annual Meeting of Stockholders to Non-Employee Directors who are then serving. If Merck Common Stock is not traded on the New York Stock Exchange on any date a grant would otherwise be awarded, then the grant shall be made the next day thereafter that Merck Common Stock is so traded. For years after 2010, no further grants will be made under this section, subject to the Board’s right to further amend the Plan.
5.	Option Price
The price of the NQSO shall be the closing price of Merck Common Stock on the date of the grant as quoted on the New York Stock Exchange.

6.	Option Period
An NQSO granted under this Plan shall become exercisable at 12:01 a.m. in three equal installments (subject to rounding) on each of the first, second and third anniversaries of the date of grant and shall expire at 11:59 p.m. on the day before the tenth anniversary thereof (“Option Period”). As used in this Plan, all times shall mean the time for New York, NY.

7.	Payment
The NQSO price and any required tax withholding, if any, shall be paid in cash in U.S. dollars at the time the NQSO is exercised or in such other manner as permitted for option exercises under the ISP applicable to “officers” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”)) of Merck and its affiliates. If the Compensation and Benefits Committee of the Board of Directors of the Company approves the use of previously owned shares of Common Stock for any portion of the exercise price for NQSOs granted under the ISP, then that same provision also shall apply to this Plan. The NQSOs shall be exercised through the Company’s broker-assisted stock option exercise program, provided such program is available at the time of the option exercise, or by such other means as in effect from time to time for the ISP.

8.	Cessation of Service
Upon cessation of service as a Non-Employee Director (for reasons other than Retirement or death), only those NQSOs immediately exercisable at the date of cessation of service shall be exercisable by the grantee. Such NQSOs must be exercised by 11:59 p.m. on the day before the same day of the third month after such cessation of service (but in no event after the expiration of the Option Period) or they shall be forfeited. For example, if service ends on January 12 and this section applies, the NQSOs would expire no later than 11:59 p.m. on April 11. All other NQSOs shall expire at 11:59 p.m. on the day of such cessation of service.

9.	Retirement
If a grantee ceases service as a Non-Employee Director and is then at least age 65 with ten or more years of service or age 70 with five or more years of service (such cessation of service is a “Retirement” and begins on the first day after service ends), then any of his/her outstanding NQSOs shall continue to become exercisable as if service had continued. All outstanding NQSOs must be exercised by the expiration of the Option Period, or such NQSOs shall be forfeited. Notwithstanding the foregoing, if a grantee dies after Retirement but before the NQSOs are forfeited, Section 10 shall control.

10.	Death
Upon the death of a grantee, all unvested NQSOs shall become immediately exercisable. The NQSOs which become exercisable upon the date of death and those NQSOs which were exercisable on the date of death may be exercised by the grantee’s legal representatives or heirs by the earlier of (i) 11:59 p.m. on the day before the third anniversary of the date of death (ii) the expiration of the Option Period; if not exercised by the earlier of (i) or (ii), such NQSOs shall be forfeited. Notwithstanding the foregoing, if local law applicable to a deceased grantee requires a longer or shorter exercise period, these provisions shall comply with that law.

11.	Restricted Stock Grant
The Board may award actual shares of Common Stock (“Restricted Stock”) or phantom shares of Common Stock (“Restricted Stock Units”) to a Non-Employee Director, which shares shall be subject to the terms and conditions and as the Board may prescribe from time to time.

12.	Administration and Amendment of the Plan
This Plan shall be administered by the Board of Directors of Merck. The Board may delegate to any person or group, who may further so delegate, the Board’s powers and obligations hereunder as they relate to day to day administration of the exercise process. This Plan may be terminated or amended by the Board of Directors as it deems advisable. However, an amendment revising the price, date of exercisability, option period of, or amount of shares under an NQSO shall not be made more frequently than every six months unless necessary to comply with applicable laws or regulations. Unless approved by the Company’s stockholders, no adjustments or reduction of the exercise price of any outstanding NQSO shall be made directly or by cancellation of outstanding NQSOs and the subsequent regranting of NQSOs at a lower price to the same individual. No amendment may revoke or alter in a manner unfavorable to the grantees any Incentives then outstanding, nor may the Board amend this Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act or any other requirement of applicable law or regulation. An Incentive may not be granted under this Plan after December 31, 2019 but NQSOs granted prior to that date shall continue to become exercisable and may be exercised, and Restricted Stock Grants shall continue to vest, according to their terms,

13.	Transferability
Except as set forth in this section, the NQSOs granted under this Plan shall not be exercisable during the grantee’s lifetime by anyone other than the grantee, the grantee’s legal guardian or the grantee’s legal representative, and shall not be transferable other than by will or by the laws of descent and distribution. Incentives granted under this Plan shall be transferable during a grantee’s lifetime only in accordance with the following provisions.
The grantee may only transfer an NQSO while serving as a Non-Employee Director of the Company or within one year of ceasing service as a Non-Employee Director due to Retirement as defined in Section 9.
The NQSO may be transferred only to the grantee’s spouse, children (including adopted children and stepchildren) and grandchildren (collectively, “Family Members”), to one or more trusts for the benefit of Family Members or, at the discretion of the Board of Directors, to one or more partnerships where the grantee and his Family Members are the only partners, in accordance with the rules set forth in this section. The grantee shall not receive any payment or other consideration for such transfer (except that if the transfer is to a partnership, the grantee shall be permitted to receive an interest in the partnership in consideration for the transfer).
Any NQSO transferred in accordance with this section shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable to such NQSO prior to the transfer, except that the grantee’s right to transfer such NQSO in accordance with this section shall not apply to the transferee. However, if the transferee is a natural person, upon the transferee’s death, the NQSO privileges may be exercised by the legal representatives or beneficiaries of the transferee within the exercise periods otherwise applicable to the NQSO.
Any purported transfer of an NQSO under this section shall not be effective unless, prior to such transfer, the grantee has (1) met the minimum stock ownership target then in place for Directors of the Company, (2) notified the Company of the transferee’s name and address, the number of shares under the Option to be transferred, and the grant date and exercise price of such shares, and (3) demonstrated, if requested by the Board of Directors, that the proposed transferee qualifies as a permitted transferee under the rules set forth in this section. In addition, the transferee must sign an agreement that he or she is bound by the rules and regulations of the Plan and by the same insider trading restrictions that apply to the grantee and provide any additional documents requested by the Company in order to effect the transfer. No transfer shall be effective unless the Company has in effect a registration statement filed under the Securities Act of 1933 covering the securities to be acquired by the transferee upon exercise of the NQSO, or the General Counsel of Merck has determined that registration of such shares is not necessary.
14.	Compliance with SEC Regulations
It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 of the Exchange Act, and any regulations promulgated thereunder. If any provision of this Plan is later found not to be in compliance with the Rule, the provision shall be deemed null and void. All grants and exercises of NQSOs under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act, as amended, and any regulations promulgated thereunder.

15.	Compliance with Section 409A of the Code
To the extent applicable, to the extent an Incentive is granted to a Non-Employee Director subject to the Code, it is intended that such Incentive is exempt from Section 409A of the Code or is structured in a manner that would not cause the Non-Employee Director to be subject to taxes and interest pursuant to Section 409A of the Code.

16.	Registration and Approvals
The obligation of the Company to sell or deliver shares of Common Stock with respect to Incentives granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board. Each

Incentive is subject to the requirement that, if at any time the Board determines, in its discretion, that the listing, registration or qualification of shares of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Incentive or the issuance of shares of Common Stock, no Incentive shall be granted or payment made or shares of Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Board. Notwithstanding anything contained in the Plan, the terms and conditions related to the Incentive, or any other agreement to the contrary, in the event that the disposition of shares of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such shares of Common Stock shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Board may require any individual receiving shares of Common Stock pursuant to an Incentive granted under the Plan, as a condition precedent to receipt of such shares of Common Stock, to represent and warrant to the Company in writing that the shares of Common Stock acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such shares of Common Stock shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.
17.	Miscellaneous
Except as provided in this Plan, no Non-Employee Director shall have any claim or right to be granted an NQSO under this Plan. Neither the Plan nor any action thereunder shall be construed as giving any director any right to be retained in the service of the Company.

18.	Effective Date
This Plan is adopted effective as of June 1, 2010 or such later date as stockholder approval is obtained.

19.	No Constraint on Corporate Action
Nothing in this Plan shall be construed (i) to limit or impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, liquidate, sell or transfer all or any part of its business or assets, or (ii) except as provided in Section 12, to limit the right or power of the Company or any subsidiary to take any action which such entity deems to be necessary or appropriate.

20.	Governing Law
This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.